Exhibit 16.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

March 4, 2019

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Ladies and Gentlemen:

We have read Item 4.01 of this Form 8-K of Porter Holding International, Inc. dated and filed with the Securities and Exchange Commission on March 4, 2019, and are in agreement with the statements concerning our firm contained in the first, second, third and fifth paragraphs of that section. We have no basis to agree or disagree with other statements made in this Form 8-K.

Very truly yours

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

(successor to Centurion ZD CPA Limited)

Hong Kong, China